Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-38309, 333-36189, 333-44985, 333-55775, 333-66793, 333-80617, and 333-87067) and S-8 (Nos. 333-16385, 333-35937, 333-39796, 333-56171, 333-75945, and 333-87426) of QuadraMed Corporation of our report dated March 28, 2003 and May 15, 2003 relating to the consolidated statements of operations, changes in stockholders’ equity (deficit) and comprehensive income (loss), and cash flows of QuadraMed Corporation, and the related financial statement schedule, appearing in Form 10-K/A for the fiscal year ended December 31, 2001, which report appears in the December 31, 2003 annual report on Form 10-K of QuadraMed Corporation.

/s/ Pisenti & Brinker LLP

PISENTI & BRINKER LLP

Petaluma, California

March 15, 2004